Exhibit 99.1

Cvent Increases Focus on Corporate Event and Hospitality Clouds
Divests Non-Strategic Consumer Ticketing Assets
Tysons Corner, VA.- December 7, 2015 - Cvent, Inc. (NYSE: CVT), a leading cloud-based enterprise event management platform, today announced it is intensifying its focus and resources on its corporate event management solutions and group business platform for the hospitality industry. Consistent with this strategic focus, Cvent announced the sale of its consumer ticketing assets to Vendini, Inc., a San Francisco based consumer ticketing company. The divestiture includes the consumer ticketing line of solutions as well as the customer contracts, technology, and intellectual property underlying those solutions.
“With the success of our corporate event cloud and hospitality cloud solutions in the marketplace, the divesture of our consumer ticketing assets will enable us to focus more of our attention, resources and efforts on the corporate and enterprise market,” said Reggie Aggarwal, Chief Executive Officer of Cvent.
Aggarwal added, “While our consumer ticketing solution was generating strong revenue growth, it was not core to our corporate focus. This sale will enable us to redeploy resources to more strategic areas of our business that we believe can help us maximize shareholder value over time. We would like to thank all our consumer ticketing employees for their hard work and dedication to Cvent and we wish them success and growth at Vendini. We believe this move is in the best interest of our consumer ticketing clients, our transitioned employees, and our shareholders.”
Financial Impact on Previously Issued Fourth Quarter and Full Year 2015 Guidance
The company previously issued revenue guidance of $50.3 million to $50.7 million for the fourth quarter of 2015 and $187.1 million to $187.5 million for full year 2015, and the divesture is expected to reduce revenue by approximately $0.8 million relative to that guidance. The company does not expect the divestiture to have a significant impact on previously provided guidance for adjusted EBITDA and non-GAAP net income for the fourth quarter or full year 2015.
However, GAAP net loss for those periods is now anticipated to be greater than previously provided guidance of a loss of $(5.2) million to $(4.8) million in the fourth quarter of 2015, and a loss of $(12.4) million to $(12.0) million for full year 2015, as the company expects to record a GAAP loss of approximately $5 million associated with the asset sale. Additionally, since we intend to reallocate the resources historically invested in the ticketing business to more strategic areas, the company does not anticipate a significant impact on 2016 profitability.
Additional details regarding the historical financial contribution from the divested product line are available in the 8-K filed today with the U.S. Securities and Exchange Commission.

About Cvent
Cvent, Inc. (NYSE: CVT) is a leading cloud-based enterprise event management platform, with more than 14,000 customers worldwide. Cvent offers software solutions to event planners for online event registration, venue selection, event management, mobile apps for events, e-mail marketing and web surveys. Cvent provides hoteliers with an integrated platform, enabling properties to increase group business demand through targeted advertising and improve conversion through proprietary demand management and business intelligence solutions. Cvent solutions optimize the entire event management value chain and have enabled clients around the world to manage hundreds of thousands of meetings and events. For more information, please visit www.cvent.com, or connect with us on Facebook, Twitter or LinkedIn.

Cautionary Language Concerning Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the expected impact of the divestiture of our consumer ticketing business; statements regarding our guidance for the fourth quarter and full year 2015 revenue, net income (loss), net income (loss) per share, non-GAAP net income (loss), non-GAAP net income (loss) per share and adjusted EBITDA; and statements regarding our expectations regarding the growth of the meetings and events industry and our market position therein. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, the effect of any material weakness in the design and operating effectiveness of our internal control over financial reporting and ineffective disclosure controls and procedures; our ability to realize cost-savings from the divestiture and apply such savings to more strategic areas of the business; our ability to renew existing customers and attract new customers; our ability to manage our growth effectively; our ability to prevent or mitigate any disruption in our service on our websites, mobile applications or in our computer systems; our ability to integrate our acquisitions; our ability to attract, retain and motivate key personnel; and the volatility of quarterly results and expectations. For a detailed discussion of these and other risk factors, please refer to the risks detailed in our filings with the Securities and Exchange Commission, including, without limitation, our most recent Annual Report on Form 10-K and subsequent periodic and current reports. Past performance is not necessarily indicative of future results. We anticipate that subsequent events and developments will cause our views to change. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release.

Investor Contact:
Garo Toomajanian
ICR
ir@cvent.com
703-226-3610